Exhibit 99.1 (c) 5

TechRx Incorporated

Consolidated Statements of Cash Flows

	Years ended June 30
	2000	1999
Operating activities
Net loss	$(3,857,716)	$(1,033,416)
Adjustments to reconcile net loss to net cash used by operating activities:
Noncash compensation expense	83,257	18,000
Depreciation and amortization	260,475	36,483
Deferred income taxes	(385,635)	(7,545)
Loss on disposal of assets	—	10,023
Working capital items:
Accounts receivable	595,809	(74,621)
Prepaid expenses and other	(145,560)	(18,640)
Inventory	(37,365)	—
Income tax receivable	(61,136)	(284,856)
Deferred costs	(259,638)	(354,000)
Accounts payable	(102,834)	368,757
Income tax payable	—	(426,042)
Accrued expenses	745,591	107,942
Interest payable	58,791	(18,725)
Deferred revenues	1,141,510	869,187

Net cash used by operating activities	(1,964,451)	(807,453)

Investing activities
Net cash used in purchase of Condor	(4,118,093)	—
Deferred acquisition costs	(189,194)	—
Purchase of furniture, fixtures, and equipment	(467,603)	(60,620)
Change in deposits	(143,855)	(7,457)

Net cash used by investing activities	(4,918,745)	(68,077)

Financing activities
Repayment of capital lease payable	—	(2,359)
Repayment of loans from shareholder	(38,679)	—
Net proceeds from equipment line of credit	358,178	—
Proceeds from issuance of stock, net of expenses	2,783,338	3,437,356
Proceeds from bridge loan	4,500,000	—

Net cash provided by financing activities	7,602,837	3,434,997

Net increase in cash	719,641	2,559,467
Cash, beginning of year	3,019,823	460,356

Cash, end of year	$3,739,464	$3,019,823

Supplemental disclosures of cash flow information
Cash paid for income taxes	$—	$333,049

Cash paid for interest	$109,387	$10,888

See accompanying notes.